Exhibit 99.1

         FACTORY 2-U STORES, INC. NAMES WILLIAM R. FIELDS, CHAIRMAN OF BOARD AND CHIEF EXECUTIVE OFFICER; FORMER PRESIDENT AND CEO OF
                            WAL-MART STORES DIVISION

              BOARD OF DIRECTORS ESTABLISHES LEAD DIRECTOR POSITION

     SAN DIEGO, CA, November 11, 2002 - FACTORY 2-U STORES, INC. (Nasdaq: FTUS) today announced the appointment of William R. Fields as Chairman of the Board and Chief Executive Officer of the Company. Mr. Fields replaces Mike Searles who was named President and Chief Executive Officer of the Company in March 1998 and Chairman of the Board in November 1998. During his tenure revenues grew from $300 million to over $580 million, while total stores increased from 164 to 258.

     Mr. Fields, 53, served as President and Chief Executive Officer of Wal-Mart Stores Division during 1993-96. He originally joined Wal-Mart in 1971 as
Assistant Store Manager and was promoted over the next 24 years to various management positions in strategic planning for store operations, distribution, transportation, finance, merchandising and sales.

     Most recently he served as Chairman and Chief Executive Officer of Blockbuster Entertainment Group (1996-97), President and Chief Executive Officer of Hudson's Bay Company (1997-99) and Chairman and Chief Executive Officer of Apec China Asset Management, Ltd. (1999 to October 31, 2002).

     He  serves  on  various  professional  and  business  Board  of  Directors, including, The University of Texas Pan, American Foundation, Lexmark International, The ADX Company-Advanced, Data Exchange and several other organizations. He received a BA, Economics and BS, Business at the University of Arkansas in 1971.

     The Company also announced that the Board of Directors had established the position of Lead Director naming Ronald Rashkow to this new Board responsibility. Mr. Rashkow has been a director of Factory 2-U Stores since 1997, and has been a principal of Chapman Partners, LLC, an investment banking firm, since its founding in September 1995. For more than five years prior to that, he served as Chairman and Chief Executive Officer of Handy Andy
Improvement Centers. As Lead Director he will work directly with Senior Management on various strategic issues. In addition, the Company announced that the Board has initiated a search for two new outside directors.

     FACTORY 2-U STORES, INC. operates 261 "Factory 2-U" off-price retail stores which sell branded casual apparel for the family, as well as selected domestics and household merchandise at prices which generally are significantly lower than the prices offered by its discount competitors. The Company operates 34 stores in Arizona, 3 stores in Arkansas, 64 stores in southern California, 63 stores in northern California, 1 store in Idaho, 5 stores in Louisiana, 3 stores in Missouri, 8 stores in Nevada, 9 stores in New Mexico, 2 stores in Oklahoma, 15 stores in Oregon, 2 stores in Tennessee, 36 stores in Texas, and 16 stores in Washington.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from the Company's present expectations. Among the important factors that could cause actual results to differ materially from those indicated in the forward-looking statements are: customer demand and trends in the off-price apparel industry, the effect of economic conditions, the impact of competitive openings and pricing, supply constraints or difficulties, and other risks detailed in the Company's Securities and Exchange Commission filings.

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